SCHEDULE 14A INFORMATION

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                              Eastman Kodak Company

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


         Attached hereto is a press release, available for publication on November 30, 2001, a letter to employees from the Chairman and President of Eastman Kodak Company, and a stock option exchange program question and answer document being sent to employees of Eastman Kodak Company on November 30, 2001, each relating to a proposed meeting of shareholders of Eastman Kodak Company to consider amendments to various employee stock benefit plans which would permit Kodak to make an offer to its current employees (other than the top six executives) to tender their outstanding employee stock options to purchase Kodak common stock for options to be issued six months and a day after the close of the offering period at the then current market price on the Kodak common stock. Also attached is a transcript of a message from the Chairman of Kodak to each employee's voice mail box and a summary document for use by management in discussions with the financial community.

         Kodak has not filed or distributed its proxy statement in connection with the special meeting of shareholders to approve certain plan amendments necessary for the option exchange offer to be made. Kodak's proxy statement will contain important information regarding the proposals related to this exchange and should be read carefully by shareholders prior to voting. Kodak has not commenced the exchange offer referred to in this communication, and will not unless the shareholders approve related proposals at a special meeting to be held in January 2002. At the time the exchange offer is commenced, Kodak will provide optionholders who are eligible to participate in the exchange offer with written materials explaining the precise terms and timing of the exchange offer. Persons who are eligible to participate in the exchange offer should read these written materials carefully when they become available because they contain important information about the exchange offer. Kodak will also file the written materials relating to the exchange offer with the Securities and Exchange Commission as part of a tender offer statement upon the commencement of the exchange offer. Kodak's stockholders and optionholders will be able to obtain these written materials and other documents filed by Kodak with the Securities and Exchange Commission free of charge from the Securities and Exchange Commission's website at www.sec.gov. If necessary, Kodak stockholders may obtain a written copy of the proxy statement for the special meeting by contacting Equiserve at 1-800-253-6057. Kodak optionholders may obtain a written copy of the tender offer documents, when available, by contacting the Stock Option Exchange Hotline, Eastman Kodak Company, 343 State Street, Rochester, New York, 14650-1112.

Attachments:

(1)     Press Release

(2) Letter to Employees from Dan Carp, Chairman and CEO and Patricia Russo, President and COO

(3)     Question and Answer Document for Employees of Eastman Kodak Company

(4)     Transcript of voice message from the Chairman to Employees

(5) Summary document for use by management in discussions with the financial community

                                                                  Attachment (1)


KODAK ANNOUNCES EXCHANGE PROGRAM FOR EMPLOYEE STOCK OPTIONS

ROCHESTER, N.Y., November 30 - Eastman Kodak Company announced today it will offer its employees an opportunity to exchange current stock options for proportionately fewer new options. These new options will be priced based on the company's stock price at the time they are issued in the third quarter of 2002.

     The company will hold a special meeting of shareholders early next year to approve the program. If approved by shareholders, employees will receive an enrollment package with details about the voluntary exchange.

     The option exchange applies to all outstanding options held by employees, including the two all-employees grants made in 1998 and 2000, with respective grant prices of $65.91 and $53.94. The six highest-ranking officers of the company, however, are excluded from participating in the exchange program. About 61,000 current employees hold about 33 million options.

     "When we issued these options, our intention was to provide people with performance-based rewards that recognize and provide an incentive to employees," said Daniel A. Carp, Kodak's Chairman and Chief Executive Officer. "In keeping with our recently announced business realignment, which is designed to help drive profitable growth, we want to establish new performance incentives for employees. This option exchange program provides a fresh start by putting reward and recognition back on an even footing."

     To participate, eligible employees will have to make an election early next year and new options will be issued six months later, during the third quarter of 2002. Using black scholes valuation techniques, options will be exchanged at different rates, depending on the value of the original options. While some will be exchanged on a one-for-one basis, in most cases, the employee will exchange two or three existing options for a single new one. The program is structured to comply with the Financial Standards Accounting Board guidelines in order to achieve the same accounting treatment as the original option grants.

                                        #

Kodak has not filed or distributed its proxy statement in connection with the special meeting of shareholders to approve certain plan amendments necessary for the option exchange offer to be made. Kodak's proxy statement will contain important information regarding the proposals related to this exchange and should be read carefully by shareholders prior to voting. Kodak has not commenced the exchange offer referred to in this communication, and will not unless the shareholders approve related proposals at a special meeting to be held in January 2002. At the time the exchange offer is commenced, Kodak will provide optionholders who are eligible to participate in the exchange offer with written materials explaining the precise terms and timing of the exchange offer. Persons who are eligible to participate in the exchange offer should read these written materials carefully when they become available because they contain important information about the exchange offer. Kodak will also file the written materials relating to the exchange offer with the Securities and Exchange Commission as part of a tender offer statement upon the commencement of the exchange offer. Kodak's stockholders and optionholders will be able to obtain these written materials and other documents filed by Kodak with the Securities and Exchange Commission free of charge from the Securities and Exchange Commission's website at www.sec.gov. If necessary, Kodak stockholders may obtain a written copy of the proxy statement for the special meeting by contacting Equiserve at 1-800-253-6057. Kodak optionholders may obtain a written copy of the tender offer statement, when available, by contacting the Stock Option Exchange Hotline, Eastman Kodak Company, 343 State Street, Rochester, N.Y. 14650-1112.


Editor's Note: For additional information about Kodak, visit our web site on the Internet at: www.kodak.com/ 2001

                                                                  Attachment (2)




November 30, 2001

Dear Kodak employees:

Kodak's success has always depended on the contributions of our people. Today, more than ever, Kodak people are rising to challenges with renewed commitment and determination to put this company back on the path for growth.

In the spirit of our recent business alignment, we also want to give a fresh start to our efforts to motivate and reward employees for their role in achieving this growth. To that end, we are pleased to announce an important and exciting opportunity for employees of Kodak and its subsidiaries who have Kodak stock options.

Stock options play an important role in connecting our results with increases in shareholder value. However, with our undervalued stock price and the recent economic slowdown, most employees have stock options with grant prices significantly higher than the current trading price of Kodak stock. Simply put, the perception is that these options have no value.

To address the situation, our Board of Directors has authorized--subject to the approval of our shareholders--a Stock Option Exchange Program. This voluntary program is intended to increase employees' opportunity to realize value from their stock options. Employees can choose whether or not to participate in this program. The top six officers of the company are excluded from participating in the exchange.

Under the program, eligible employees may make a one-time election to cancel all of their existing options and exchange them for new options to be granted in the third quarter of 2002. The new options will have a grant price equal to the fair market value of Kodak's common stock on the new grant date--giving you potential for a lower grant price. The number of new options you receive will be based on the grant prices of your current options, and in most cases will not be a one-for-one exchange.

The program will be available worldwide, where practical and feasible. It will apply to the two all-employee grants of 1998 and 2000, as well as other stock option grants you may have received as recognition or as a long-term incentive.

Shareholders will vote on the program at a special meeting in late January, 2002. If approved, you will receive an election package explaining the terms and conditions of the program. This information will help you decide whether to participate in the Stock Option Exchange Program.

Again, we applaud the individual and collective efforts of all of our employees during these very difficult times. We are happy to offer this program to acknowledge your ongoing commitment to positively impact Kodak's performance.

Best regards,

Dan Carp, Chairman & CEO                         Patricia Russo, President & COO

                                                                  Attachment (3)



STOCK OPTION EXCHANGE PROGRAM: QUESTIONS AND ANSWERS

1. WHY IS KODAK OFFERING THIS PROGRAM?
Kodak's intent in granting stock options to employees is to create a performance-based incentive and reward. With our stock price currently below the grant price of most options, existing grants neither incent nor motivate employees. The Exchange Program provides Kodak with the opportunity to motivate employees by offering stock options that have a more realistic chance of increasing in value over time.

2. HOW CAN I BENEFIT FROM PARTICIPATING IN THE STOCK OPTION EXCHANGE PROGRAM?
If the new grant price (the average of the high and low selling prices for Kodak stock on the New York Stock Exchange on the date the new options are issued) is lower than the grant prices of the cancelled options, the potential value of the stock options will generally increase.

3. DO I HAVE A CHOICE WHETHER OR NOT TO PARTICIPATE IN THE STOCK OPTION EXCHANGE PROGRAM?
Yes. This program is completely voluntary. There will be an election period during which you can exchange all of your current stock options for new ones, or keep the stock option grants you have.

4. CAN I CANCEL SOME BUT NOT ALL OF MY CURRENT STOCK OPTIONS?
No. By electing to participate in the Exchange Program, you cancel all stock options in exchange for new options granted six months and one day after the end of the election period.

5. WHY CAN'T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER MY OLD OPTIONS ARE CANCELLED?
If Kodak granted your new options earlier than six months and one day after the date your old options are cancelled, the company would be subject to significant accounting charges.

6. WHO IS ELIGIBLE TO PARTICIPATE?
While the eligibility requirements of the program are still being developed, one requirement will be that--to participate--you must be continually employed by Kodak or a Kodak subsidiary throughout the election period. That means any employee who leaves the company (terminates employment for any reason, is notified that employment will terminate, or elects to leave) prior to the end of the election period will be ineligible for the program. The six highest-ranking officers of the company are excluded from participating in the Exchange Program.

7. WHAT HAPPENS IF I PARTICIPATE, BUT LEAVE BEFORE THE NEW OPTIONS ARE ISSUED? If you participate in the program, you elect to cancel all current options. Therefore, if you participate and leave before the new options are issued, all of your options are forfeited. We are currently exploring alternatives for those who are involuntarily separated after the close of the election period. More information will be provided with the election materials.

8. WILL THE PROGRAM BE AVAILABLE IN ALL COUNTRIES?
We have employees who hold stock options in almost 60 countries, each of which has its own legal and regulatory requirements that must be considered and satisfied to make the program available. The program, in some form, will be offered in every country where it is feasible and practical to do so. Terms and conditions may vary by country.

9. HOW MANY NEW OPTIONS WILL I RECEIVE IN THE EXCHANGE?
The 1998 and 2000 global stock option grants to non-management employees will exchange at 1.5 for 1. This means that you will receive 67 options for each all-employee grant of 100 options. Other options will exchange as follows:

               --------------------  ----------------
               GRANT PRICE           EXCHANGE RATIO
               --------------------  ----------------
               Less than $37         1 for 1
               --------------------  ----------------
               $37 through $57.99    1.5 for 1
               --------------------  ----------------
               $58 through $69.99    2 for 1
               --------------------  ----------------
               $70 through $78.99    2:5 for 1
               --------------------  ----------------
               $79 and higher        3 for 1
               --------------------  ----------------


10. WHAT ARE THE OTHER TERMS AND CONDITIONS OF MY NEW OPTIONS?
While many of the details of the Stock Option Exchange Program are still being finalized, here is what is determined so far:
   o To the extent possible, new options will be vested to the same degree that your cancelled options would have been vested on the date the new options are granted.
   o The exercise price of the new options will be the fair market value of Kodak stock on the date they are granted.
   o The new options will expire on the same date the cancelled options were scheduled to expire.
   o We expect the remaining terms and conditions of your new options to be very similar to those of your old options.
All terms and conditions may vary by country.

11. WHY DON'T I GET THE SAME NUMBER OF OPTIONS I TRADE IN?
The ratios have been chosen to be equitable to employees, the company and shareholders.

12. DO I NEED TO FIND MY ORIGINAL CERTIFICATES TO PARTICIPATE?
No. If you elect to participate, your current stock options will be cancelled and new ones will be issued.

13. I HAVE SOME RECENT STOCK OPTIONS AT A FAIRLY LOW GRANT PRICE. WHY DO I HAVE TO EXCHANGE THOSE TO PARTICIPATE?
If Kodak allowed employees to keep options that were granted within the six months before the date the options are cancelled, the company would be subject to significant accounting charges that could negatively impact earnings.

14. I HOLD A GRANT OF STOCK APPRECIATION RIGHTS ("SARS") IN ADDITION TO SOME STOCK OPTIONS. WILL THE SARS BE ELIGIBLE FOR THE PROGRAM?
Yes, both stock options and SARs are eligible for the program.

15. WHERE CAN I GET MORE INFORMATION ON THE STOCK OPTION EXCHANGE PROGRAM?
No further details are available at this time. If approved by shareholders in late January, employees worldwide will receive an election package outlining the details of the program, the election process and timeline.

Kodak has not filed or distributed its proxy statement in connection with the special meeting of shareholders to approve certain plan amendments necessary for the option exchange offer to be made. Kodak's proxy statement will contain important information regarding the proposals related to this exchange and should be read carefully by shareholders prior to voting. Kodak has not commenced the exchange offer referred to in this communication, and will not unless the shareholders approve related proposals at a special meeting to be held in January 2002. At the time the exchange offer is commenced, Kodak will provide optionholders who are eligible to participate in the exchange offer with written materials explaining the precise terms and timing of the exchange offer. Persons who are eligible to participate in the exchange offer should read these written materials carefully when they become available because they contain important information about the exchange offer. Kodak will also file its proxy statement with respect to the special meeting and the written materials relating to the exchange offer with the Securities and Exchange Commission as part of a tender offer statement upon the commencement of the exchange offer. Kodak's stockholders and optionholders will be able to obtain these written materials and other documents filed by Kodak with the Securities and Exchange Commission free of charge from the Securities and Exchange Commission's website at www.sec.gov. If necessary, Kodak stockholders may obtain a written copy of the proxy statement for the Special meeting by contacting Equiserve at 1-800-253-6057. Kodak optionholders may obtain a written copy of the tender offer statement, when available, by contacting the Stock Option Exchange Hotline, Eastman Kodak Company, 343 State Street, Rochester, N.Y. 14650-1112.

                                                                  Attachment (4)



STOCK OPTION EXCHANGE PROGRAM
DAN CARP VOICE MAIL TO EMPLOYEES
NOVEMBER 30, 2001

o This is Dan Carp with some good news for Kodak people worldwide.

o Today, we are announcing a Stock Option Exchange Program for employees.

o Given it will take a bit of time to distribute information about this program to employees worldwide, I wanted to leave you this message.

o As you know, we give stock options as performance recognition and incentives. Most of you have some of these options--as a result of the two global all-employee grants we made in 1998 and 2000.

o Unfortunately, our undervalued stock price and the recent economic slowdown has dampened the impact of the options. Most have grant prices higher than the current trading price of Kodak stock. Simply put, the perception is that these options have no value.

o In keeping with our recently announced business realignment, which is designed to help drive profitable growth, we want to establish a new performance incentive for employees. You will have a one-time choice to keep your current options, or exchange them for new options to be granted at a later date. In most cases, this won't be a one-for-one exchange, but given existing grant prices, it should increase your opportunity to realize value from your options.

o Some preliminary information about this program will be posted on the Kodak World intranet site. That information will also be distributed in printed form starting next week. But you won't need to make a decision about whether to participate in the program at this time.

o The program is subject to approval of our shareholders at a special meeting scheduled for late January. For those of you who are shareholders, you should read the meeting materials carefully. If approved by the shareholders, you will receive more detailed information to help you make your election. Please read these materials carefully.

o As is customary when companies undertake this type of program, I am not eligible to participate. Neither are the five other highest-ranking company officers. The intent is to address your reward and recognition--and put it back on an even footing with its original intent.

o I've noted before that our current business climate continues to be extremely challenging. As always, Kodak people are responding with renewed commitment and determination.

o More than ever, we need to reward results. This program is a positive step in that direction, and a recognition for your continued efforts. Thank you.

                                                                  Attachment (5)


    Summary document for use by management in discussions with the financial community concerning the Stock Option Exchange Program
                                November 30, 2001

Background
In a direct financial sense, this program is intended to be a neutral or a slight positive to shareholders, as we intend to make the exchange "value neutral." In other words, using Black Scholes valuation technique, we intend to exchange the outstanding options with a smaller number of options with an approximate equivalent value. In addition, this program will offer an opportunity to reduce the number of options outstanding.

In an indirect sense, this is good for shareholders in that we are fixing a part of our incentive compensation program. A key reason for awarding stock options is to encourage employees and managers to think like shareholders, and behave in the best interests of these shareholders. Most of our current options are sufficiently "underwater" that we believe that incentive effect has been largely lost.

Timing
Pat Russo and Dan Carp recently announced a re-alignment in Kodak's operating and management model, intended to significantly change the way the company approaches its operations and conducts its business. In support of that change, we wanted to re-vitalize the incentive effects of these options, while preserving shareholder value.

Eligibility
In reviewing this proposed program with external experts in the field, it was concluded that best practice is to exclude senior officers ( in our case, the top six executives ) of the company.

Investor Reaction
We have carefully considered the published principles provided by the Council of Institutional Investors and Institutional Shareholder Services and believe this program is consistent with those principles, particularly with regard to gaining shareholder approval of this program.

We would not be recommending this program to shareholders if we did not believe it to be viewed positively. We will use the Black Scholes valuation technique to achieve a value neutral exchange. We have followed the principles of various groups that offer views on best practices for such programs and we have consulted with a variety of interests across the investment community spectrum.

Program Design
Kodak is not repricing options in the commonly used sense of the word! This is an exchange program, which is intended to re-issue a smaller number of options with equivalent total value to employees. From a shareholder point of view this is intended to be value neutral.

A repricing occurs when an underwater option is immediately replaced on a one for one basis for an option priced at current fair market value. Our stock option exchange program involves a shareholder approved exchange of options on a value neutral basis, to both employees and shareholders, after a 6 month + 1 day waiting period.

We are restoring the incentive effects of options, to ensure that employees are incented to behave with the best interests of the owners in mind.

Exchange Ratios
The all-employee grant will exchange at 1.5 to 1. For each all employee grant of 100 options, an employee will receive 67 options. Other options will exchange as follows assuming conversion at $30 per share:

                  Grant Price                        Ratio
                  -----------------                  -----------
                   <$37                                 1:1
                  >=$37 - <$58                        1.5:1
                  >=$58 - <$70                          2:1
                  >=$70 - <$79                        2.5:1
                  >=$79                                 3:1

Quantitative Discussion
There are approximately 54 million options outstanding.

35.6 million options are held by approximately 61,000 employees worldwide. About
2.9 million are held by the top six executives excluded from this program. Hence about 32.7 million options are eligible for this program.

The reduction in the number of options outstanding will depend on the number of employees who elect to participate in the program. The best case scenario, i.e. that all eligible employees choose to participate, is a reduction in options outstanding of about 9.0 million, none of which will be available for regrant.

This is calculated as follows:

     ---------------- ----------------------------------------------------------
     # OF OPTIONS
     ---------------- ----------------------------------------------------------
     66M              Total number of options outstanding including retirees,
                      inactives/former employees, non-issued options and active
                      employees
     ---------------- ----------------------------------------------------------
     - 30.4           Less those belonging  to retirees, inactives/former
                      employees, + ungranted.
     ---------------- ----------------------------------------------------------
     35.6             Held by active employees which is the number that are
                      eligible for this program.
     ---------------- ----------------------------------------------------------
     - 2.9            Less those share held by senior management
     ---------------- ----------------------------------------------------------
     32.7             Therefore have this number available
     ---------------- ----------------------------------------------------------
     -21.3            Granting this number of new options based on $30 stock
                      price
     ---------------- ----------------------------------------------------------
     -2.5             Less these shares from the 2000 plan.
     --------------- -----------------------------------------------------------
     9.0             NUMBER OF OPTIONS REDUCED
     --------------- -----------------------------------------------------------

If all eligible employees participate, the overhang decreases about 3 percentage points. from 22.8% (66M/ 290M shares outstanding). to 19.7% (57M/290M shares outstanding).